Stillwater Mining Company Reports Second Quarter Earnings

BILLINGS, MT -- (Marketwired - August 08, 2013) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U)

  Second quarter mine production of 131,500 PGM ounces -- 2013 guidance of 500,000 ounces reiterated
  Recycling volume of 175,000 ounces sets second consecutive quarterly record
  Capital expenditure guidance for 2013 reduced to a range of $145 million to $155 million
  Consolidated net loss attributable to common stockholders of $5.3 million or $(0.04) per diluted share, including unusual items

Stillwater Mining Company today reported a consolidated net loss attributable to common stockholders for the 2013 second quarter of $5.3 million, or $(0.04) per diluted share. The loss reported for the quarter was primarily driven by expenses resulting from the accelerated vesting of equity-based compensation and from heightened corporate activity during the recent proxy contest. The second quarter included non-cash equity based compensation expense of $9.1 million resulting from change in control provisions triggered during the quarter. In addition, proxy contest related expenses of $1.5 million were incurred during the second quarter. Consolidated net income attributable to common stockholders reported for the 2012 second quarter was $19.2 million, or $0.17 per diluted share. Total revenues for the 2013 second quarter were $266.5 million, an increase of 25.2% compared to revenues of $212.8 million for the second quarter of 2012.

For the first six months of 2013, Stillwater reported net income attributable to common stockholders of $9.3 million, or $0.08 per diluted share, on revenues of $517.1 million, compared to net income of $25.1 million, or $0.22 per diluted share, on revenues of $415.8 million, for the same period in 2012.

Commenting on the Company's 2013 second quarter results, Terry Ackerman, the Company's interim Chief Executive Officer, stated, "Operational performance continued to be strong through the second quarter as our teams built on their history of consistent execution. Mined production results were once again ahead of plan and our recycling facilities processed a record number of PGM ounces, topping the previous record that was set just last quarter. Progress continues on the growth projects at our Montana operations with the Blitz, Graham Creek and Lower Far West projects all moving forward on plan. Outside of Montana, a detailed engineering and feasibility study on the Marathon project in Canada is in process and is expected to be completed during the fourth quarter of this year. A limited drilling program at the Altar project in Argentina for the 2012/2013 drilling season was completed in April and analysis of the core is now underway. An updated report on the Altar project should be published before year end.

"As previously announced, the Company welcomed four new members to its Board of Directors during the second quarter. Our management team has already formed a solid working relationship with the reconstituted Board. The Company has initiated a comprehensive internal review process with the intent of providing information necessary to assist the Board and management in charting a path forward that will build upon the Company's successes and help refine the strategic focus moving forward. This review includes the Company's capital allocation practices, corporate activities, mining operations and development and exploration projects. The review process will be completed as quickly as possible and the conclusions will be disclosed as appropriate. The management team is encouraged by this review process and believes it will help make Stillwater an even stronger Company."

Mr. Ackerman concluded, "Overall, the second quarter was another solid quarter for Stillwater. We incurred some unusual expenses during the second quarter which, at first glance, masks good underlying financial results. From a market perspective, we continue to believe that the supply-demand picture for our primary product, palladium, is very favorable and is characterized by steadily growing demand against constrained or possibly declining supply."

The Company's mines produced a total of 131,500 ounces of palladium and platinum during the second quarter of 2013 compared to production of 133,400 ounces in the second quarter of 2012. Production for the first six months was 258,600 ounces compared to 254,200 ounces in the first six months of 2012. The fluctuation in ounces produced is driven primarily by the normal result of changes in mining conditions and the array of stopes available for mining in any period.

Second quarter 2013 revenues from sales of mined production (including proceeds from the sale of by-products) totaled $112.7 million, a decrease from $116.2 million in the same period last year. Combined sales realizations increased during the second quarter of 2013 for mined palladium and platinum ounces, averaging $865 per ounce, an increase from the $850 per ounce realized in the second quarter of 2012. The total quantity of mined palladium and platinum sold decreased to 122,300 ounces in the second quarter of 2013, compared to the 128,100 ounces sold during the same period in 2012.

Total cash costs per mined ounce (a non-GAAP measure defined below) averaged $532 in the second quarter of 2013, compared to total cash costs of $454 per ounce for the second quarter of 2012. The increase is primarily the result of the ever-expanding underground mining operations, general wage and other cost inflation, as well as the priority given to the new-miner training programs in support of the Company's projects and growth initiatives. The Company processed recycling material containing a quarterly record 175,000 ounces of palladium, platinum and rhodium through its smelter and refinery during the second quarter of 2013. This represents the second successive record quarter for the recycling facilities and represents a 42.2% increase compared to the total of 123,100 ounces processed during the second quarter of 2012. The increased volumes were primarily attributable to growing volumes of material received from new suppliers. Recycling sales volumes increased 54.0%, to 143,100 ounces in the second quarter of 2013, from 92,900 ounces in the second quarter of 2012. Recycling revenues totaled $153.7 million in the 2013 second quarter, up from $96.6 million in the same period of 2012. The Company's combined average realized price for sales of recycled palladium, platinum and rhodium increased to $1,070 per ounce in the second quarter of 2013 from $1,030 per ounce in the second quarter of 2012.

Total recycled ounces processed in the second quarter of 2013 included approximately 8,000 PGM ounces recovered from reprocessed furnace brick. Subsequent to the end of the second quarter of 2013, approximately 12,000 additional PGM recycling ounces were processed from the furnace brick. Most of the revenue associated with the 20,000 PGM ounces from reprocessed furnace brick is expected to be recognized in the third quarter of 2013.

Guidance

Based on results for the first six months and projections for the remainder of the year, the Company has reviewed its previous mined production, cash cost per ounce and capital expenditure guidance. As a result of this review, the Company has reiterated its previous guidance of 500,000 ounces of mined palladium and platinum for 2013. The Company also is maintaining its full-year 2013 guidance for cash costs per mined ounce of $560. The Company has concluded to reduce its original capital expenditure guidance for 2013 to a range of $145 to $155 million from $172.8 million.

Cash Flow and Liquidity

At June 30, 2013, the Company's available cash was $222.4 million, compared to $379.7 million at December 31, 2012. If highly liquid investments are included with available cash, the Company's balance sheet liquidity totaled $446.9 million at June 30, 2013, a decrease from $641.7 million at December 31, 2012. Most of this decrease was related to debt redemption during the first quarter of 2013. Of the Company's current cash balance, $34.2 million is dedicated to the Marathon project (and other related properties) and is unavailable for other corporate purposes. Net working capital -- comprised of total current assets (including available cash and investments), less current liabilities -- increased to $608.4 million at June 30, 2013, from $606.0 million at year end 2012.

Net cash provided by operating activities (which includes changes in working capital) totaled $30.9 million for the first six months of 2013, compared to $55.4 million of cash provided in the first half of 2012. The lower cash generation in the first six months of 2013 largely reflected growth in recycling working capital attributable to the greater volumes being processed this year. Capital expenditures were $58.8 million in the first half of 2013, a slight decrease from the $59.3 million in the first half of 2012. Of the capital expenditures for the first six months of 2013, $6.0 million was attributable to the major development projects underway on the J-M Reef in Montana.

Outstanding debt at June 30, 2013 was $303.6 million, down from $461.1 million at December 31, 2012. In March 2013, the Company repaid $164.3 million of its 1.875% convertible debentures. The Company's debt balance currently includes $268.2 million outstanding in the form of convertible debentures, $29.6 million of exempt facility revenue bonds due in 2020, a capital lease of $5.5 million and $0.3 million for a small installment land purchase.

Second Quarter Results - Details

For the second quarter of 2013, the Company's Stillwater Mine produced 91,000 ounces of palladium and platinum, a decrease of 7.2% from the 98,100 ounces produced in the second quarter of 2012. Production at the Company's East Boulder Mine of 40,500 ounces in the second quarter of 2013 reflected an increase from the 35,300 ounces produced in the same quarter of 2012. The Stillwater Mine experienced significant variations in ore grade delivered to the mill during the 2013 second quarter, resulting in an overall reduction in the reported mill head grade. The normal grade challenges during the quarter were compounded by a series of infrastructure factors including dilution resulting from the loss of a key muck pass, which led to using another pass for both ore and waste rock during part of the period. These issues are being addressed but have not been completely remedied to date. The current developed state of the Montana mines is providing the operational flexibility to work through this issue and the Company's production and development goals remain intact.

Costs of metals sold (before depletion, depreciation and amortization expense) increased to $226.5 million in the second quarter of 2013 from $168.1 million in the second quarter of 2012. Mining costs included in costs of metals sold increased slightly to $77.4 million in the 2013 second quarter from $75.0 million in the 2012 second quarter. Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $149.2 million in the second quarter of 2013, more than the $93.1 million reported in the second quarter of 2012. The increase was due to higher volumes sold and the related higher market value of the materials acquired for processing.

General and administrative costs were $14.1 million in the second quarter of 2013, up from the $10.1 million incurred during the same period of 2012. The increase was primarily due to costs related to the retirement of the Company's former Chief Executive Officer. Exploration expenses were $2.2 million for the second quarter of 2013, of which almost all was attributable to the Altar copper-gold project, compared to $2.0 million, in the same period of 2012. Marketing expenses declined to $2.3 million in the 2013 second quarter compared to $3.7 million in the same quarter of 2012. The Company plans to curtail marketing expenses for the remainder of 2013.

Interest expense reported for the second quarters of 2013 and 2012 was $5.4 million and $1.2 million, respectively. This increase is principally the result of non-cash accretion of the debt discount related to the 1.75% convertible debentures that is charged to earnings over the expected life of the convertible debentures. The amount of these non-cash charges to earnings in the second quarter of 2013 was $3.9 million.

During the second quarter of 2013, the Company recorded a net foreign currency transaction gain of $5.2 million, primarily related to the deferred tax liability recorded in association with the acquisition of Peregrine Metals Ltd. The foreign currency transaction gain recorded for the second quarter of 2012 was $3.7 million.

First Six Months' Results - Details

For the first six months of 2013, the Company's Stillwater Mine produced 183,600 ounces, a decrease of 1.2% from the 185,800 ounces produced in the first six months of 2012. Production at the Company's East Boulder Mine of 75,000 ounces in the first six months of 2013 reflected a 9.6% increase from the 68,400 ounces produced in the same period of 2012.

Costs of metals sold (before depletion, depreciation and amortization expense) increased to $419.1 million in the first six months of 2013 from $326.3 million in the first half of 2012. Mining costs included in costs of metals sold increased to $153.1 million in the first half of 2013 from $149.0 million in the same period in 2012. Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $266.0 million in the first six months of 2013, more than the $177.3 million reported in the first six months of 2012. The increase was due to higher volumes sold and the related higher market value of the materials acquired for processing.

General and administrative costs were $26.5 million in the first six months of 2013, up from the $22.6 million incurred during the same period of 2012. The Company recognized $8.1 million in exploration expenses related to its mineral properties in both Canada and South America in the first six months of 2013 and $12.1 million in the first six months of 2012. Marketing expenses declined to $4.0 million in the first half of 2013 compared to $6.0 million in the same time period of 2012. As a result of the recent proxy contest and the change in control provisions in the Company's employee and director equity incentive plans, the Company recognized costs of $4.3 million and $9.1 million, (non-cash charge) respectively, for the six-month period ended June 30, 2013.

Interest expense reported for the first six months of 2013 and 2012 was $12.1 million and $2.9 million, respectively. This increase is principally the result of non-cash accretion of the debt discount related to the 1.75% convertible debentures that is charged to earnings over the expected life of the convertible debentures. The amount of these non-cash charges to earnings in the first six months of 2013 was $7.7 million.

During the first six months of 2013, the Company recorded a net foreign currency transaction gain of $9.5 million, primarily related to the deferred tax liability recorded in association with the acquisition of Peregrine Metals Ltd. The foreign currency transaction gain recorded for the first six months of 2012 was $6.6 million. About $10.7 million and $4.4 million of the 2013 and 2012 net gain, respectively, related to the remeasurement into U.S. dollars of the deferred taxes recorded in association with the acquisition of Peregrine Metals Ltd. The gain reflects the effect of the high inflation rate in Argentina as the obligation is remeasured from pesos into U.S. dollars.

Second Quarter Results Webcast and Conference Call

Stillwater Mining Company will conduct a conference call to discuss second quarter results at approximately 12:00 p.m. Eastern Daylight Time on Thursday, August 8, 2013.

Dial-In Numbers:
United States: (800) 288-8961
International: (612) 332-0335

The conference call will be simultaneously webcast through the Company's website at www.stillwatermining.com in the Investor Relations section.
A telephone replay of the call will be available for one week following the event. The replay dial-in numbers are (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 299099. In addition, the call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining Company can be found at its website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. Such statements also include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates; permitting; financing needs and the terms of future credit facilities; exchange rates; capital expenditures; increases in processing capacity; cost reduction measures; safety; timing for engineering studies; environmental permitting and compliance; litigating; labor matters; and the palladium, platinum, copper and gold market. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2012 Annual Report on Form 10-K, in its quarterly Form 10-Q filings, and in corresponding filings with Canadian securities regulatory authorities.

The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(In thousands, except per share data)

                                      Three Months Ended   Six Months Ended
                                           June 30,            June 30,
                                     ------------------- -------------------
                                        2013      2012      2013      2012
                                     --------- --------- --------- ---------
REVENUES
  Mine production                    $112,742  $116,190  $241,056  $232,894
  PGM recycling                       153,749    96,585   276,083   182,932
                                     --------  --------  --------  --------
      Total revenues                  266,491   212,775   517,139   415,826
COSTS AND EXPENSES
  Costs of metals sold
    Mine production                    77,376    74,996   153,129   149,025
    PGM recycling                     149,154    93,149   266,016   177,264
                                     --------  --------  --------  --------
      Total costs of metals sold      226,530   168,145   419,145   326,289
  Depletion, depreciation and
   amortization
    Mine production                    13,742    14,601    28,767    29,005
    PGM recycling                         261       261       519       529
                                     --------  --------  --------  --------
      Total depletion, depreciation
       and amortization                14,003    14,862    29,286    29,534
                                     --------  --------  --------  --------
        Total costs of revenues       240,533   183,007   448,431   355,823
  Marketing                             2,263     3,650     3,990     5,988
  Exploration                           2,153     2,000     8,104    12,117
  Research and development                 25        77        88       782
  Proxy contest expense                 1,529        --     4,307        --
  Accelerated equity based
   compensation expense                 9,063        --     9,063        --
  General and administrative           14,121    10,117    26,530    22,595
  Loss on long-term investments         1,092        --     1,654        --
  Abandonment of non-producing
   property                                --        --        --     2,835
  Loss on disposal of property, plant
   and equipment                            4       297        40       292
                                     --------  --------  --------  --------
        Total costs and expenses      270,783   199,148   502,207   400,432
OPERATING INCOME (LOSS)                (4,292)   13,627    14,932    15,394
OTHER INCOME (EXPENSE)
  Other                                    17       577     1,162       585
  Interest income                       1,214       790     2,414     1,435
  Interest expense                     (5,438)   (1,153)  (12,090)   (2,868)
  Foreign currency transaction gain,
   net                                  5,222     3,653     9,459     6,574
                                     --------  --------  --------  --------
INCOME (LOSS) BEFORE INCOME TAX
 (PROVISION) BENEFIT                   (3,277)   17,494    15,877    21,120
Income tax (provision) benefit         (2,380)    1,303    (7,230)    3,617
                                     --------  --------  --------  --------
NET INCOME (LOSS)                    $ (5,657) $ 18,797  $  8,647  $ 24,737
                                     --------  --------  --------  --------
Net loss attributable to
 noncontrolling interest                 (349)     (358)     (628)     (358)
                                     --------  --------  --------  --------
NET INCOME (LOSS) ATTRIBUTABLE TO
 COMMON STOCKHOLDERS                 $ (5,308) $ 19,155  $  9,275  $ 25,095
                                     --------  --------  --------  --------
Other comprehensive income (loss),
 net of tax
  Net unrealized gains/(losses) on
   securities available-for-sale           (5)     (109)       69       199
                                     --------  --------  --------  --------
COMPREHENSIVE INCOME (LOSS)
 ATTRIBUTABLE TO COMMON STOCKHOLDERS $ (5,313) $ 19,046  $  9,344  $ 25,294
                                     --------  --------  --------  --------
Comprehensive loss attributable to
 noncontrolling interest                 (349)     (371)     (628)     (371)
                                     --------  --------  --------  --------
TOTAL COMPREHENSIVE INCOME (LOSS)    $ (5,662) $ 18,675  $  8,716  $ 24,923
                                     ========  ========  ========  ========

Weighted average common shares
 outstanding
  Basic                               118,435   115,819   117,937   115,686
  Diluted                             118,435   123,855   118,391   116,671
Basic earnings (loss) per share
 attributable to common stockholders $  (0.04) $   0.17  $   0.08  $   0.22
Diluted earnings (loss) per share
 attributable to common stockholders $  (0.04) $   0.17  $   0.08  $   0.22
                                     ========  ========  ========  ========

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share data)

                                                    June 30,   December 31,
                                                      2013          2012
                                                 ------------- -------------
ASSETS
Current assets
Cash and cash equivalents                        $    222,438  $    379,680
Investments, at fair market value                     224,480       261,983
Inventories                                           188,449       153,208
Trade receivables                                       4,397         9,953
Deferred income taxes                                  21,304        21,304
Prepaids                                                7,986         4,967
Other current assets                                   27,729        21,767
                                                 ------------  ------------
  Total current assets                                696,783       852,862
Mineral properties                                    579,092       579,092
Mine development, net                                 349,772       320,133
Property, plant and equipment, net                    123,103       122,677
Deferred debt issuance costs                            8,686         9,609
Other noncurrent assets                                 4,832         6,390
                                                 ------------  ------------
  Total assets                                   $  1,762,268  $  1,890,763
                                                 ============  ============
LIABILITIES AND EQUITY
Current liabilities
Accounts payable                                 $     31,350  $     28,623
Accrued compensation and benefits                      30,197        31,369
Property, production and franchise taxes payable       13,770        13,722
Current portion of long-term debt and capital
 lease obligations                                      1,983       168,432
Income taxes payable                                    3,358            --
Other current liabilities                               7,693         4,702
                                                 ------------  ------------
  Total current liabilities                            88,351       246,848
Long-term debt and capital lease obligations          301,600       292,685
Deferred income taxes                                 189,419       199,802
Accrued workers compensation                            6,274         5,815
Asset retirement obligation                             8,303         7,965
Other noncurrent liabilities                            5,344         5,068
                                                 ------------  ------------
  Total liabilities                                   599,291       758,183
                                                 ------------  ------------
EQUITY
Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000
 shares authorized; none issued                            --            --
Common stock, $0.01 par value, 200,000,000 shares
 authorized; 119,016,207 and 116,951,081 shares
 issued and outstanding                                 1,190         1,170
Paid-in capital                                     1,080,639     1,058,978
Accumulated earnings                                   30,045        20,770
Accumulated other comprehensive loss                      (30)          (99)
                                                 ------------  ------------
  Total stockholders' equity                        1,111,844     1,080,819
                                                 ------------  ------------
Noncontrolling interest                                51,133        51,761
                                                 ------------  ------------
  Total equity                                      1,162,977     1,132,580
                                                 ------------  ------------
  Total liabilities and equity                   $  1,762,268  $  1,890,763
                                                 ============  ============

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)
                                                         Six Months Ended
                                                             June 30,
                                                      ----------------------
                                                          2013       2012
                                                      ----------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                            $    8,647 $   24,737
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depletion, depreciation and amortization                29,286     29,534
  Loss on disposal of property, plant and equipment           40        292
  Loss on long-term investments                            1,654         --
  Deferred taxes                                              51      2,105
  Foreign currency transaction gain, net                  (9,459)    (6,574)
  Abandonment of non-producing property                       --      2,835
  Accretion of asset retirement obligation                   338        310
  Amortization of debt issuance costs                        923        629
  Accretion of convertible debenture debt discount         7,725         --
  Accelerated share based compensation                     9,063         --
  Share based compensation and other benefits             11,039      7,887
  Non-cash capitalized interest                           (2,022)      (341)
  Excess tax expense for stock based compensation          1,470         --
Changes in operating assets and liabilities:
  Inventories                                            (35,113)     9,920
  Trade receivables                                        5,556     (2,380)
  Prepaids                                                (3,020)    (3,399)
  Accrued compensation and benefits                       (1,172)     1,234
  Accounts payable                                         3,329     (2,336)
  Property, production and franchise taxes payable           338        396
  Income taxes payable                                     3,358     (3,115)
  Workers compensation                                       459        502
  Restricted cash                                             --         75
  Other                                                   (1,559)    (6,943)
                                                      ---------- ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                 30,931     55,368
                                                      ---------- ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                   (58,825)   (59,313)
  Proceeds from disposal of property, plant and
   equipment                                                  46         28
  Purchases of investments                               (65,267)   (31,887)
  Proceeds from maturities of investments                101,006     23,549
                                                      ---------- ----------
NET CASH USED IN INVESTING ACTIVITIES                    (23,040)   (67,623)
                                                      ---------- ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sale of noncontrolling interest, net
   of transaction costs                                       --     93,821
  Issuance of long-term debt                                  --      7,176
  Payments on debt and capital lease obligations        (165,247)      (495)
  Payments for debt issuance costs                            --       (219)
  Issuance of common stock                                   114         32
                                                      ---------- ----------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES     (165,133)   100,315
                                                      ---------- ----------
CASH AND CASH EQUIVALENTS
  Net increase (decrease)                               (157,242)    88,060
  Balance at beginning of period                         379,680    109,097
                                                      ---------- ----------
BALANCE AT END OF PERIOD                              $  222,438 $  197,157
                                                      ========== ==========

Stillwater Mining Company
Key Operating Factors
(Unaudited)

                                        Three Months Ended  Six Months Ended
                                             June 30,           June 30,
                                        ------------------ -----------------
(In thousands, except where noted)         2013     2012     2013     2012
                                        --------- -------- -------- --------
OPERATING AND COST DATA FOR MINE
 PRODUCTION
Consolidated:
Ounces produced
Palladium                                     102      102      200      196
Platinum                                       30       31       59       58
                                        --------- -------- -------- --------
Total                                         132      133      259      254
                                        ========= ======== ======== ========
Tons milled                                   308      269      601      539
Mill head grade (ounce per ton)              0.46     0.54     0.46     0.51
Sub-grade tons milled (1)                      21       18       41       30
Sub-grade tons mill head grade (ounce
 per ton)                                    0.18     0.16     0.17     0.16
Total tons milled (1)                         329      287      642      569
Combined mill head grade (ounce per
 ton)                                        0.44     0.51     0.44     0.49
Total mill recovery (%)                        92       92       92       91
Total operating costs per ounce (Non-
 GAAP) (2)                              $     448 $    374 $    439 $    400
Total cash costs per ounce (Non-GAAP)
 (2)                                    $     532 $    454 $    527 $    482
Total production costs per ounce (Non-
 GAAP) (2)                              $     644 $    562 $    640 $    596
Total operating costs per ton milled
 (Non-GAAP) (2)                         $     179 $    174 $    177 $    179
Total cash costs per ton milled (Non-
 GAAP) (2)                              $     213 $    211 $    213 $    216
Total production costs per ton milled
 (Non-GAAP) (2)                         $     258 $    261 $    258 $    266
Stillwater Mine:
Ounces produced
Palladium                                      70       75      142      143
Platinum                                       21       23       42       43
                                        --------- -------- -------- --------
Total                                          91       98      184      186
                                        ========= ======== ======== ========
Tons milled                                   199      168      391      340
Mill head grade (ounce per ton)              0.49     0.63     0.50     0.59
Sub-grade tons milled (1)                      12       10       22       17
Sub-grade tons mill head grade (ounce
 per ton)                                    0.23     0.20     0.22     0.21
Total tons milled (1)                         211      178      413      357
Combined mill head grade (ounce per
 ton)                                        0.48     0.61     0.48     0.57
Total mill recovery (%)                        92       92       93       92
Total operating costs per ounce (Non-
 GAAP) (2)                              $     450 $    352 $    429 $    375
Total cash costs per ounce (Non-GAAP)
 (2)                                    $     532 $    426 $    515 $    451
Total production costs per ounce (Non-
 GAAP) (2)                              $     658 $    538 $    638 $    569
Total operating costs per ton milled
 (Non-GAAP) (2)                         $     194 $    195 $    191 $    195
Total cash costs per ton milled (Non-
 GAAP) (2)                              $     229 $    235 $    229 $    234
Total production costs per ton milled
 (Non-GAAP) (2)                         $     284 $    297 $    284 $    296

Stillwater Mining Company
Key Operating Factors (continued)
(Unaudited)

                                      Three Months Ended   Six Months Ended
                                           June 30,            June 30,
                                     ------------------- -------------------
(In thousands, except where noted)      2013      2012      2013      2012
                                     --------- --------- --------- ---------
OPERATING AND COST DATA FOR MINE
 PRODUCTION
(Continued)
East Boulder Mine:
Ounces produced
Palladium                                   32        27        58        53
Platinum                                     9         8        17        15
                                     --------- --------- --------- ---------
Total                                       41        35        75        68
                                     ========= ========= ========= =========
Tons milled                                109       101       211       199
Mill head grade (ounce per ton)           0.41      0.38      0.39      0.38
Sub-grade tons milled (1)                    9         9        19        13
Sub-grade tons mill head grade
 (ounce per ton)                          0.10      0.11      0.11      0.11
Total tons milled (1)                      118       110       230       212
Combined mill head grade (ounce per
 ton)                                     0.38      0.36      0.36      0.36
Total mill recovery (%)                     91        91        90        90
Total operating costs per ounce
 (Non-GAAP) (2)                      $     442 $     434 $     464 $     468
Total cash costs per ounce (Non-
 GAAP) (2)                           $     532 $     529 $     559 $     569
Total production costs per ounce
 (Non-GAAP) (2)                      $     614 $     628 $     647 $     670
Total operating costs per ton milled
 (Non-GAAP) (2)                      $     152 $     140 $     152 $     151
Total cash costs per ton milled
 (Non-GAAP) (2)                      $     183 $     171 $     183 $     184
Total production costs per ton
 milled (Non-GAAP) (2)               $     211 $     203 $     212 $     216

(1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. See "Proven and
    Probable Ore Reserves - Discussion" in the Company's 2012 Annual Report
    on Form 10-K for further information.
(2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment write-downs, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs. Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under
    U.S. Generally Accepted Accounting Principles (GAAP). Please see
    "Reconciliation of Non-GAAP Measures to Costs of Revenues" and the
    accompanying discussion for additional detail.

Stillwater Mining Company
Key Operating Factors (continued)
(Unaudited)

                                        Three Months Ended  Six Months Ended
                                             June 30,           June 30,
                                        ------------------ -----------------
(In thousands, except for average
 prices)                                   2013     2012     2013     2012
                                        --------- -------- -------- --------
SALES AND PRICE DATA
Ounces sold
Mine production:
  Palladium (oz.)                              98       97      199      193
  Platinum (oz.)                               25       31       54       58
                                        --------- -------- -------- --------
    Total                                     123      128      253      251
                                        --------- -------- -------- --------
PGM recycling: (1)
  Palladium (oz.)                              81       57      147      103
  Platinum (oz.)                               50       30       92       60
  Rhodium (oz.)                                12        6       21       13
                                        --------- -------- -------- --------
    Total                                     143       93      260      176
                                        --------- -------- -------- --------
By-products from mining: (2)
  Rhodium (oz.)                                 1        1        2        2
  Gold (oz.)                                    3        2        5        5
  Silver (oz.)                                  2        2        4        3
  Copper (lb.)                                260      175      474      349
  Nickel (lb.)                                348      252      687      541
Average realized price per ounce (3)
Mine production:
  Palladium ($/oz.)                     $     716 $    643 $    720 $    657
  Platinum ($/oz.)                      $   1,446 $  1,502 $  1,544 $  1,547
Combined ($/oz.)(4)                     $     865 $    850 $    897 $    862
PGM recycling: (1)
  Palladium ($/oz.)                     $     732 $    680 $    706 $    664
  Platinum ($/oz.)                      $   1,600 $  1,610 $  1,603 $  1,569
  Rhodium ($/oz.)                       $   1,163 $  1,413 $  1,145 $  1,500
Combined ($/oz.)(4)                     $   1,070 $  1,030 $  1,058 $  1,034
By-products from mining: (2)
  Rhodium ($/oz.)                       $   1,082 $  1,295 $  1,143 $  1,378
  Gold ($/oz.)                          $   1,354 $  1,594 $  1,478 $  1,644
  Silver ($/oz.)                        $      21 $     29 $     25 $     31
  Copper ($/lb.)                        $    3.05 $   3.35 $   3.20 $   3.48
  Nickel ($/lb.)                        $    5.14 $   6.52 $   5.78 $   7.11
Average market price per ounce (3)
  Palladium ($/oz.)                     $     712 $    628 $    726 $    656
  Platinum ($/oz.)                      $   1,465 $  1,499 $  1,550 $  1,555
Combined ($/oz.)(4)                     $     866 $    838 $    902 $    863

(1) Ounces sold and average realized price per ounce from PGM recycling relate to ounces produced from processing of catalyst materials.
(2) By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.
(3) The Company's average realized price represents revenues, which include the effect of hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London Bullion Market Association afternoon postings for the actual months of the period.
(4) The Company reports a combined average realized and a combined average market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

Reconciliation of Non-GAAP Measures to Costs of Revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Consolidated Statements of Comprehensive Income (Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Company's Consolidated Statements of Comprehensive Income (Loss). For the Stillwater Mine, the East Boulder Mine, and other PGM activities, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to total costs of revenues as reported in the Company's Consolidated Statements of Comprehensive Income (Loss).

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or combined) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, revenues from the sale of mined by-products and timing differences resulting from changes in product inventories. This non-GAAP measure provides a comparative measure of the total costs incurred in association with production and processing activities in a period, and may be compared to prior periods or between the Company's mines.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated by excluding the depreciation and amortization and asset retirement costs from Total Production Costs (Non-GAAP) for each mine or combined. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or combined by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Stillwater Mining Company
Reconciliation of Non-GAAP Measures to Costs of Revenues

                                     Three Months Ended    Six Months Ended
                                          June 30,             June 30,
                                    -------------------- -------------------
(In thousands)                         2013       2012      2013      2012
                                    ---------- --------- --------- ---------
Consolidated:
Reconciliation to consolidated
 costs of revenues:

Total operating costs (Non-GAAP)    $  58,838  $ 49,915  $113,628  $101,743
  Royalties, taxes and other           11,082    10,612    22,774    20,915
                                    ---------  --------  --------  --------
Total cash costs (Non-GAAP)         $  69,920  $ 60,527  $136,402  $122,658
  Asset retirement costs                  171       157       338       311
  Depletion, depreciation and
   amortization                        13,742    14,601    28,767    29,005
  Depletion, depreciation and
   amortization (in inventory)            881      (294)      128      (358)
                                    ---------  --------  --------  --------
Total production costs (Non-GAAP)   $  84,714  $ 74,991  $165,635  $151,616
  Change in product inventories        (5,827)    3,554    (9,510)    3,737
  Cost of PGM recycling               149,154    93,149   266,016   177,264
  PGM recycling - depreciation            261       261       519       529
  Add: Profit from by-products          6,943     7,229    14,451    16,351
  Add: Profit from PGM recycling        5,288     3,823    11,320     6,326
                                    ---------  --------  --------  --------
Total consolidated costs of
 revenues                           $ 240,533  $183,007  $448,431  $355,823
                                    =========  ========  ========  ========
Stillwater Mine:
Reconciliation to costs of
 revenues:
Total operating costs (Non-GAAP)    $  40,914  $ 34,566  $ 78,809  $ 69,692
  Royalties, taxes and other            7,440     7,230    15,688    14,054
                                    ---------  --------  --------  --------
Total cash costs (Non-GAAP)         $  48,354  $ 41,796  $ 94,497  $ 83,746
  Asset retirement costs                  158       145       313       288
  Depletion, depreciation and
   amortization                        10,518    11,067    22,127    22,237
  Depletion, depreciation and
   amortization (in inventory)            792      (228)      192      (484)
                                    ---------  --------  --------  --------
Total production costs (Non-GAAP)   $  59,822  $ 52,780  $117,129  $105,787
  Change in product inventories        (4,100)    2,040    (6,214)    3,294
  Add: Profit from by-products          4,084     4,636     8,748    10,602
  Add: Profit from PGM recycling        3,643     2,803     8,041     4,615
                                    ---------  --------  --------  --------
Total costs of revenues             $  63,449  $ 62,259  $127,704  $124,298
                                    =========  ========  ========  ========
East Boulder Mine:
Reconciliation to costs of
 revenues:
Total operating costs (Non-GAAP)    $  17,924  $ 15,349  $ 34,819  $ 32,052
  Royalties, taxes and other            3,642     3,382     7,086     6,860
                                    ---------  --------  --------  --------
Total cash costs (Non-GAAP)         $  21,566  $ 18,731  $ 41,905  $ 38,912
  Asset retirement costs                   13        12        25        23
  Depletion, depreciation and
   amortization                         3,224     3,534     6,640     6,769
  Depletion, depreciation and
   amortization (in inventory)             89       (66)      (64)      125
                                    ---------  --------  --------  --------
Total production costs (Non-GAAP)   $  24,892  $ 22,211  $ 48,506  $ 45,829
  Change in product inventories        (1,727)    1,514    (3,296)      443
  Add: Profit from by-products          2,859     2,593     5,703     5,749
  Add: Profit from PGM recycling        1,645     1,020     3,279     1,711
                                    ---------  --------  --------  --------
Total costs of revenues             $  27,669  $ 27,338  $ 54,192  $ 53,732
                                    =========  ========  ========  ========
PGM Recycling:
Reconciliation to costs of
 revenues:
  PGM recycling - depreciation      $     261  $    261  $    519  $    529
  Cost of PGM recycling               149,154    93,149   266,016   177,264
                                    ---------  --------  --------  --------
Total costs of revenues             $ 149,415  $ 93,410  $266,535  $177,793
                                    =========  ========  ========  ========

INVESTOR CONTACT:

Mike Beckstead
(406) 373-8971